Exhibit 99.1

Independent Bank Corporation
230 West Main Street
Ionia, Michigan 48846

June 1, 2010

Dear Security Holder:

You should have received a copy of our prospectus in connection with our offer to issue shares of Independent Bank Corporation common stock in exchange for the trust preferred securities you hold that were issued by IBC Capital Finance II (Nasdaq: IBCPO).  As explained in the prospectus, we are offering to issue you a number of shares of our common stock having a certain dollar value for each trust preferred security tendered by you and accepted by us for exchange (Exchange Offer).

For those who have already tendered their trust preferred securities, we appreciate your support.  To allow others more time to participate in the Exchange Offer, we have recently announced an extension of the exchange offer deadline until 11:59 p.m., Eastern time, on Tuesday, June 22, 2010.

For each trust preferred security (liquidation amount of $25.00), we are offering $22.65 in value of our common stock.  The number of shares of common stock you will receive in exchange for each trust preferred security you properly tender and do not withdraw will be equal to $22.65, divided by an average of our stock price at the time the offer expires, as described in detail in the prospectus.  During the month of May, the price per share of IBCPO ranged from $16.40 to $18.90.

We initiated the Exchange Offer as part of our overall Capital Plan adopted in January 2010, which was developed to increase our capital and meet certain minimum capital ratios that we established.  In order to preserve capital prior to the adoption of the Capital Plan, we suspended all quarterly payments on the trust preferred securities in the fourth quarter of 2009.  We continue to exercise our right to defer these quarterly payments and do not anticipate resuming such payments at any time in the near future.

While we have made progress on a number of initiatives to advance the Capital Plan, we believe a high level of participation in the Exchange Offer is critical to our ability to successfully implement our Capital Plan.  To participate, you must tender before the June 22, 2010 expiration date.  If you would like to participate and you hold your trust preferred securities in "street name" (i.e., through a bank, broker, or other third party), please contact that third party to determine the amount of advance notice it will require to timely process your request.

We urge you to carefully read the entire prospectus that was mailed to you because it contains important information.  You may also obtain this information, free of charge, at the Securities and Exchange Commission's website (www.sec.gov) and at our website (www.IndependentBank.com).

Your participation is important to Independent Bank Corporation, regardless of the number of trust preferred securities you own.  For more information, please contact our Information Agent for this offer, D.F. King & Co., Inc., at (800) 431-9643 or, if applicable, your broker.

We appreciate your continued support of Independent Bank Corporation.

Sincerely,

/s/ Michael M. Magee, Jr.

MICHAEL M. MAGEE, JR.

President and CEO